SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                     Date of Report
                     (Date of earliest
                     event reported):        October 25, 2001


                               FRESH BRANDS, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Wisconsin                       0-549                         39-0600405
---------------            ----------------------                ----------
(State or other               (Commission File                 (IRS Employer
jurisdiction of                    Number)                  Identification No.)
incorporation)


                  2215 Union Avenue, Sheboygan, Wisconsin 53081
        -----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (920) 457-4433
                         (Registrant's telephone number)

Item 9.  Regulation FD Disclosure.
------   ------------------------

         On October 25, 2001, the Registrant issued the following press release, which it is hereby furnishing in this Form 8-K.

NEWS RELEASE

FOR IMMEDIATE RELEASE

         Contacts:      Elwood F. Winn                Armand C. Go
                        President and CEO             Vice President and
                        920-208-4100                  Secretary
                                                      920-208-4200


            FRESH BRANDS REPORTS RECORD THIRD QUARTER SALES AND EPS;
                      DECLARES FOURTH QUARTER CASH DIVIDEND
         Acquisition of Dick's Supermarkets, opening of prototype store fuel record sales



SHEBOYGAN, Wis, October 25, 2001.... Fresh Brands, Inc. (Nasdaq: FRSH) today reported record sales and earnings per share for its third quarter ended October 6, 2001.

Net sales for the third quarter were a record $145.5 million, a 25.1% increase over last year's third quarter sales of $116.3 million. Net earnings for the third quarter were $1.54 million, compared to net earnings of $1.56 million for the same period in 2000. Diluted earnings per share for the third quarter of 2001 were $0.30, a 15.4% increase over diluted earnings per share of $0.26 for the same period of 2000.

Retail sales for the third quarter improved 55.8% to $74.3 million, compared to $47.7 million in the third quarter of 2000. The acquisition of Dick's Supermarkets, which was completed in June, added $23.2 million, or 48.6%, to third quarter 2001 retail sales. Net wholesale sales for the third quarter of 2001 increased 3.8% to $71.2 million, compared to $68.6 million in the third quarter of last year.

For the first three quarters of 2001, net sales were a record $433.1 million, a 13.8% increase over last year's year-to-date sales of $380.5 million. The acquisition of Dick's added $32.8 million, or 8.6% to net sales for the first three quarters, compared to the same period in 2000.

Net earnings for the first three quarters of 2001 were $5.2 million, compared to net earnings of $5.3 million for the same period in 2000. Diluted earnings per share for the first three quarters of 2001



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

were $0.98, a 10.1% increase over diluted earnings per share of $0.89 for the same period of 2000. The acquisition of Dick's was only nominally accretive to earnings per share for the third quarter of 2001.

"We are very pleased with our third quarter performance and believe that the results are an early indicator of the potential of our strategy to grow by adding additional brands and expanding our geographic reach," said Elwood F. Winn, president and chief executive officer of Fresh Brands.

"The addition of Dick's Supermarkets to the Fresh Brands family and the opening of our state-of-the-art prototype store in Sheboygan, Wisconsin, in August 2001 were significant accomplishments for our company and were major factors contributing to our third quarter sales growth. We are especially pleased same store sales for our Piggly Wiggly franchise and corporate retail chain increased 4.0% in the third quarter and 3.8% year-to-date, compared to the same periods in 2000," said Winn. Other factors contributing to the third quarter sales increase included the continuing success of the company's Piggly Wiggly Preferred Power Pricing marketing and promotional program, new store replacements and conversions, and store closures by certain competitors.

Winn indicated that the gross margin increased to 19.5% in the third quarter from 16.2% for the same period last year, reflecting a higher retail sales mix following the acquisition of Dick's. "We anticipate the fourth quarter gross margin will be at a similar level," Winn said.

Operating expenses for the third quarter, as a percent of sales, were 17.6%, compared to 14.2% in the same period of 2000. Excluding Dick's, operating expenses, as a percent of sales, increased nominally. Ongoing increases in health and accident insurance costs continue to be a significant factor contributing to the rise in operating and administrative expenses. "We have responded by taking steps that we believe will help to mitigate some of the increasing health care costs," Winn said. In addition to health care cost increases, the company experienced higher amortization, depreciation and interest costs as a result of the Dick's acquisition.

During the third quarter of 2001, the company repurchased 99,000 shares of its common stock at an aggregate price of $1.5 million. For the year, the company has repurchased 670,000 shares at a cumulative aggregate price of $8.3 million. At the end of the quarter, $3.2 million remained available from the Board authorized $25 million share repurchase plan.

"We are very pleased with the results of the Dick's acquisition and continue to work on gaining additional integration synergies. The increases in retail and wholesale sales and improvement in gross margin are on track with our expectations. While our expenses increased during the past quarter, we continue to focus diligently on reducing costs and improving our operational results. Although we are certainly pleased with our third quarter performance, we are cautiously optimistic about the fourth quarter in view of the uncertainties brought about by the September 11, 2001 terrorist attack," Winn said.

In 2002, the company expects to open new replacement corporate stores in Zion, Illinois, in January and in Kenosha, Wisconsin, in the fall. The Kenosha store will be a 50,000 square-foot facility patterned after the successful prototype store in Sheboygan. The company also anticipates opening an expanded and renovated Mequon, Wisconsin, franchise supermarket in the spring and a new replacement store for its Howard, Wisconsin, franchise operator next fall. "We believe these projects, along with other projects still in the planning stages, will continue to enhance our growth objectives. We also plan to expand our freezer square footage in the Sheboygan warehouse by approximately 50% in order to increase the current mix of frozen food items we offer and to support our future growth plans," Winn said.

Separately, the company also announced that its Board of Directors has declared a regular fourth quarter cash dividend of $0.09 per share, payable November 23, 2001, to shareholders of record November 9, 2001.

As a follow-up to this release, Fresh Brands will host a conference call today, at 1:15 p.m. CDT (2:15 p.m. EDT). The call can be accessed by dialing 1-800-988-9402 (passcode is 7286, leader is Mr. Elwood Winn). The call will be available for replay through Thursday, November 1, 2001, by dialing 1-800-873-2059.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 71 franchised supermarkets, 27 corporate-owned stores, two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's Web site: www.fresh-brands.com.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company believes, anticipates, expects or words of similar import. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited, to the following: (1) presence of intense competitive market activity in the Company's market areas; (2) ability to identify and develop new market locations for expansion purposes; (3) continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (4) the cost and results of the Company's new business information technology systems replacement project; (5) ongoing absence of food price inflation; (6) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (7) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators; and (8) economic and political uncertainties resulting from the terrorist attacks of September 11, 2001. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                               Fresh Brands, Inc.
                       Consolidated Statement of Earnings

                                   (Unaudited)


                                                      For the 12-weeks ended                    For the 40-weeks ended
                                                 October 6,           October 7,           October 6,           October 7,
                                                    2001                 2000                 2001                 2000
                                              ----------------     ----------------     ----------------     ----------------
Net sales................................     $    145,488,000     $    116,341,000     $    433,111,000     $    380,488,000
Cost of products sold....................          117,092,000           97,498,000          355,532,000          317,716,000
                                              ----------------     ----------------     ----------------     ----------------
Gross profit.............................           28,396,000           18,843,000           77,579,000           62,772,000
Operating and administrative expense.....           25,589,000           16,510,000           68,909,000           54,476,000
Operating income.........................            2,807,000            2,333,000            8,670,000            8,296,000
Interest income..........................               16,000              372,000              600,000              950,000
Interest expense.........................             (341,000)            (197,000)            (875,000)            (656,000)
Earnings before income taxes.............            2,482,000            2,508,000            8,395,000            8,590,000
Provision for income taxes...............              947,000              953,000            3,194,000            3,264,000
                                              ----------------     ----------------     ----------------     ----------------
Net earnings.............................     $      1,535,000     $      1,555,000     $      5,201,000     $      5,326,000
                                              ================     ================     ================     ================
Earnings per share - diluted.............     $           0.30     $           0.26     $           0.98     $           0.89
Cash dividends paid per share of common
  stock..................................     $           0.09     $           0.09     $           0.27     $           0.27
Weighted average common shares and
  equivalents............................            5,097,000            5,998,000            5,304,000            5,994,000

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         FRESH BRANDS, INC.



Date:  October 25, 2001                  By:   /s/ Armand C. Go
                                            -----------------------------------
                                               Armand C. Go
                                               Chief Financial Officer, Vice
                                               President Secretary and Treasurer


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